Exhibit 10.1

Peoples Security Bank and Trust Company
Executive Cash Bonus Plan

Amended and Restated as of May 8, 2020

WHEREAS, Peoples Financial Services Corp. (“Corporation”) and Peoples Security Bank and Trust Company (“Bank”) designed their compensation program to provide a competitive base salary as well as provide incentives to executive officers to effectively lead and manage the Corporation and Bank and implement their quality, earnings and growth strategies;

WHEREAS, the Corporation and Bank believe that executive compensation should be closely aligned with the long-term interests of shareholders, along with corporate goals and strategies, and should include significant performance-based criteria related to long term shareholder value, which should reflect upside potential and downside risk; and

WHEREAS, the Corporation and Bank believe that the implementation of a Cash Bonus Plan (“Plan”) will create a strong and objective link between executive compensation and shareholder value creation.

NOW THEREFORE, in consideration of the premises above and the covenants herein contained, and intending to be legally bound, the Bank agrees as follows

Section 1.                  Term. The Plan was originally adopted effective as of January 1, 2011 and is amended and restated as of May 8, 2020. The Plan may be terminated by the Board of Directors at any time. The Plan Year shall be a calendar year.

Section 2.                  Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors (“Committee”). The Committee shall be vested with full authority to establish goals and grant Awards under the Plan; to adopt, amend, and rescind such rules, regulations and procedures as it deems necessary or desirable to administer the Plan; to interpret the provisions of the Plan; and to make all other determinations necessary in connection with the administration of the Plan. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding. No member of the Committee shall be liable for any determination, decision or action made in good faith with respect to the Plan or any Award granted under the Plan.

Section 3.                  Participants. The participants are designated executive officers that are in a position to contribute to the long term success of the organization. Each calendar year, the Committee shall designate those executive officers who shall participate in the Plan for that Plan Year (“Participant”).

Section 4.                  Awards. A Participant’s Award shall be determined based upon the attainment of written performance goals approved by the Committee. The performance goals shall be based upon criteria which may or may not be objective. The Committee may adjust measurements and weighting based upon individual circumstances which it believes warrant such adjustments.

The maximum Award which may be earned by a Participant shall also be determined and, to the extent possible, communicated to the Participant by the Committee prior to the Plan Year.

In addition to annual Awards, Participants may receive cash bonuses at times and in amounts determined by the Committee in its discretion from time to time.

Section 5.                  Payment of Awards. All payments in respect of annual Awards under this Plan shall be made as soon as possible after the completion of the Plan Year. Other discretionary bonuses shall be made at such times determined by the Committee.

Section 6.                  Clawback. In the event that Corporation or the Bank is required to prepare an accounting restatement because of the material noncompliance of the Corporation or Bank with any financial reporting requirement and if within the previous three years a Participant received an Award based upon the erroneous data, the Participant shall return and refund to the Bank the excess amount over what would have been paid to the Participant under the accounting restatement. In the event that the Corporation or the Bank is required to prepare an accounting restatement because of a Participant’s misconduct or fraudulent activity, then the Participant shall return and refund to the Bank the entire Award received based upon the erroneous data. Additionally, any amounts paid under this Plan will be subject to recoupment in accordance with any clawback policy that the Corporation or the Bank adopts, including any policy adopted pursuant to the listing standards of any national securities exchange or association on which the Corporation’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under this Plan or any clawback policy will be an event giving rise to a right to resign for “good reason” (or similar term) under any agreement with the Corporation or the Bank.

Section 7.                  Termination of Employment. In the event that a Participant’s employment is terminated prior to December 31st of the year in which an annual Award is earned, he shall not be eligible to receive an Award under this Plan. A Participant must be employed by the Bank on December 31st to receive an annual Award. In the event that a Participant is terminated as a result of being convicted of a crime, for dishonesty or gross negligence, for breach of fiduciary duty, for fraud or misappropriation, or for a violation of any law, rule or regulation governing banks, bank holding companies or bank officers, or for “cause” (or similar term) under any agreement with the Corporation or the Bank, then the Participant shall not be entitled to any Award under this Plan and all of the Participant’s rights under this Plan shall terminated immediately.

Section 8.                  Effect on Employment. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Corporation or Bank, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Corporation or Bank.

Section 9.                  Section 409A of the Internal Revenue Code. Any payments made pursuant to this Plan, to the extent of payments made through March 15th of the calendar year, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4).

Section 10.              Applicable Law. The Plan shall be construed, administered, regulated, and governed in all respects under and by the laws of the Commonwealth of Pennsylvania, except as preempted by federal law.

IN WITNESS WHEREOF, this instrument has been executed by an authorized officer of the Bank.

ATTEST	PEOPLES SECURITY BANK AND TRUST COMPANY

/s/	/s/ Craig W. Best
	Name:	Craig W. Best
	Title:	President & CEO

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